                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.4)*

                             PacificNet.com, Inc.
               _________________________________________________

                               (Name of Issuer)

                                 Common Stock
               _________________________________________________

                        (Title of Class of Securities)

                                  69511V 10 8
               _________________________________________________

                                (CUSIP Number)

                              Mr. Lien Kait Long
                                   B2B Ltd.
                              8/F Paul Y. Centre
                                51 Hung To Road
                              Kwun Tong, Kowloon
                                   Hong Kong
                                (852) 2372-0130

              __________________________________________________

  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                              September 30, 2001
                               January 21, 2002
               _________________________________________________

            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     2     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      B2B Ltd. - not applicable.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      oo
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not applicable.                                               [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,413,890
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,413,890
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,413,890
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable.                                               [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.6%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     3     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      China Stretegic Holdings Limited - not applicable.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not applicable.
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
                                                                    [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,425,423
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,425,423
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,425,423
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable.                                               [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     4     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Calisan Developments Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Stretegic Holdings
      Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     5     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Great Decision Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     6     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul Y. - ITC Investments Group Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     7     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     8     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul Y. - ITC Construction Holdings Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page     9     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Hollyfield Group Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Western Samoa
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    10     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Well Orient Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    11     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Powervote Technology Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    12     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Hanny Magnetics (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    13     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Hanny Holdings Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    14     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Famex Investment Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    15     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Mankar Assets Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    16     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ITC Investment Holdings Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    17     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ITC Corporation Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    18     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Galaxyway Investments Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    19     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Chinaview International Limited - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

                                 SCHEDULE 13D
 ------------------------------------------------------------------------------
------------------------------                  --------------------------------
 CUSIP No. 69511V 10 8                           Page    20     of 133 Pages
                                                      ---------    ---
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Chan Kwok Keung, Charles - not applicable
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United Kingdom
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 ------------------------------------------------------------------------------

Note:
----

          This Amendment No. 4 is being filed to reflect a change in the percentage ownership of the subject company by B2B Limited and China Strategic Holdings Limited, as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. -ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 3 to this Statement in September 2001.

The Amendment No. 4 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

Item 1.   Security and Issuer.
          -------------------

     This statement relates to the common stock (the "Common Stock") of PacificNet.com, Inc. (the "Company"), a Delaware corporation, with its principal executive offices at 7808 Creekridge Circle, Suite 101, Bloomington, MN, USA

Item 2.   Identity and Background.
          -----------------------

     This statement is filed by:

China Strategic Holdings Limited
--------------------------------

     China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in industrial and infrastructure investments, property investment and development and media businesses through its subsidiaries.

     CSH owns 100% of the issued shares of B2B Ltd. and, through such interest and its interest in China Pharmaceutical Industrial Limited, is the indirect beneficial owner of 2,425,423 shares of Common Stock (the "CSH Shares").

     During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

B2B Ltd.
--------

     B2B Ltd., a Hong Kong company, is a wholly owned subsidiary of CSH, and it directly owns 2,413,890 shares of Common Stock. B2B Ltd.'s principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     During the past five years, neither B2B Ltd. nor, to the best knowledge of B2B Ltd., any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited
----------------------------

     The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Calisan owns 17.45% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited
----------------------

     The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited
---------------------------------------

     The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited
----------------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited
-------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, manufacturing and trading of construction materials, engineering, contract mining, contract drilling, infrastructure services, power services, telecommunication services and rail services, property development and investment, hotel operations and catering, installation and maintenance of elevators and escalators and provision of specialized business and management solution. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited
------------------------

     The principal business of Hollyfield Group Limited, a Western Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hollyfield owns 42.20% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited
-------------------

     The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Well Orient owns 17.45% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited
----------------------------

     The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited
--------------------------------

     The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of

Hanny BVI are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited
----------------------

     The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited
------------------------

     The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Famex owns 27.73% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited
---------------------

     The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited
-------------------------------

     The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited
-----------------------

     The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited
-----------------------------

     The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Galaxyway owns 34.82% of the issued shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited
-------------------------------

     The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles
------------------------

     The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny, and China Enterprises Limited, (ii) Chairman and Chief Executive Officer of CSH, and (iii) a non-executive director of Downer EDI Limited. Dr. Chan is also a director of Paul Y. BVI, Hollyfield and Famex and is the sole director of Galaxyway and Chinaview.

     Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XIX hereto and are incorporated herein by reference.

Item 3.    Source and Amount of Funds or other Consideration.
           -------------------------------------------------

     The shares of Common Stock were acquired by B2B Ltd. on July 27, 2000 upon the completion of the exchange of all the ownership interests in PacificNet.com, LLC ("PacificNet") for shares of the Company's Common Stock, as more fully described in the Schedule 13D filed on August 7, 2000 (File No. 005-59081) which was further amended by the Schedule 13D filed on October 11, 2000, September 30, 2001 and January 21, 2002.

     This amendment is being made in part to reflect a passive change in the percentage ownership in the Company of CSH, B2B Ltd., Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan, as described in Item 4 below.

Item 4.        Purposes of Transaction.
               -----------------------

     None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 3 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 4:

     In September 2001, 10,600 shares of common stock of the Company became treasury stock following repurchase of shares by the Company.

     In addition, on January 21, 2002, the Company issued 1,625,000 shares of common stock for the private placement.

     The net results of these changes in the total number of shares outstanding is that the percentage ownership interest of B2B Ltd. and CSH in the Company decreased by 4.8% and 4.9% respectively. These changes also resulted in a percentage decrease of 4.9% for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

     Except as described in this Item 4, none of B2B Ltd., CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

          (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

          (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

          (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

          (d) any change in the present board of directors or management of the Company;

          (e) any material change in the present capitalization or dividend policy of the Company;

          (f) any other material change in the Company's business or corporate structure;

          (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

          (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

          (j)  any action similar to any of those enumerated in (a)-(i) above.

Item 5.        Interest in Securities of the Issuer.
               ------------------------------------

(a)-(b) B2B Ltd. is the beneficial owner of 2,413,890 shares of Common Stock, representing 24.63% of the outstanding Common Stock, and has shared power over the voting and disposition of the CSH Shares with CSH.

               CSH indirectly beneficially owns 2,425,423 shares of Common Stock, representing 24.74% of the class, due to: (1) its 100% ownership of B2B Ltd. and (2) its indirect partial ownership of China Pharmaceutical Industrial Limited, a subsidiary which beneficially owns 11,533 shares of Common Stock as of the date hereof. CSH is deemed to have shared power to vote and to dispose of 2,413,890 shares of Common Stock with B2B Ltd. It also is deemed to have shared power to vote and dispose of 11,533 shares of Common Stock with China Pharmaceutical Industrial Limited. The executive officers, directors and controlling persons of China Pharmaceutical Industrial Limited, and executive officers and directors of any person ultimately in control of China Pharmaceutical Industrial Limited, are as follows: Lien Kait Long and Ho Kin Cheong, Kelvin of 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong, and Ian James Burton of 2nd Floor, 45 Stirling Highway, Nedlands, WA 6009, Australia.

               Calisan, through its ownership of 17.45% of the issued shares of CSH, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

               Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

               Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

               Paul Y. BVI, through its ownership of 100% of the issued shares of Paul Y. Investments, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

               Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

               Hollyfield, through its ownership of 42.20% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

               Well Orient, through its ownership of 17.45% of the issued shares of CSH, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

               Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

               Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

               Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

               Famex, through its ownership of 27.73% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

               Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

               ITC Holdings, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

               ITC, through its ownership of 100% of the issued shares of ITC Holdings may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

               Galaxyway, through its ownership of 34.82% of the issued shares of ITC, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

               Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

               Dr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Dr. Chan expressly disclaims beneficial ownership of such shares.

               None of the persons named on Schedules I-XIX beneficially own shares of Common Stock.

(c)            Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)            Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.
               ----------------------------------------

     There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.        Material to be Filed as Exhibits.
               --------------------------------

     The document which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES
----------

     After reasonable inquiry and to the best of my knowledge and belief, B2B Ltd. certifies that the information set forth in this statement is true, complete and correct.


                              FOR AND ON BEHALF OF B2B LTD.


Dated: January 30, 2002       By: /s/ Lien Kait Long
                                  ----------------------
                              Name: Lien Kait Long
                              Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CHINA STRATEGIC HOLDINGS LIMITED


Dated: January 30, 2002       By: /s/ Lien Kait Long
                                  ----------------------
                              Name: Lien Kait Long
                              Title:  Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CALISAN DEVELOPMENTS LIMITED


Dated: January 30, 2002       By: /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name: Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF GREAT DECISION LIMITED


Dated: January 30, 2002       By: /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name: Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED


Dated: January 30, 2002       By: /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name: Chau Mei Wah, Rosanna
                              Title:  Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF PAUL Y. - ITC
                                        CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF PAUL Y. - ITC
                                        CONSTRUCTION HOLDINGS LIMITED


Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Executive Director

       After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF HOLLYFIELD GROUP
                                        LIMITED


Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF WELL ORIENT LIMITED


Dated: January 30, 2002                 By:  /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                        Name:  Lui Siu Tsuen, Richard
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF POWERVOTE
                                        TECHNOLOGY LIMITED


Dated: January 30, 2002                 By:  /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                        Name:  Lui Siu Tsuen, Richard
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF HANNY MAGNETICS
                                        (B.V.I.) LIMITED


Dated: January 30, 2002                 By:  /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                        Name:  Lui Siu Tsuen, Richard
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF HANNY HOLDINGS
                                        LIMITED


Dated: January 30, 2002                 By:  /s/ Allan Yap
                                             -----------------------------------
                                        Name:  Allan Yap
                                        Title: Managing Director

       After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF FAMEX INVESTMENT
                                        LIMITED


Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF MANKAR ASSETS
                                        LIMITED


Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

        After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF ITC INVESTMENT
                                        HOLDINGS LIMITED


Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF ITC CORPORATION
                                        LIMITED

Dated: January 30, 2002                 By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Managing Director

       After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF GALAXYWAY
                                        INVESTMENTS LIMITED


Dated: January 30, 2002                 By:  /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                        Name:  Chan Kwok Keung, Charles
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF CHINAVIEW
                                        INTERNATIONAL LIMITED


Dated: January 30, 2002                 By:  /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                        Name:  Chan Kwok Keung, Charles
                                        Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated: January 30, 2002                 By:  /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                        Name:  Dr. Chan Kwok Keung, Charles

                                  SCHEDULE I

     Executive Officers and Directors of China Strategic Holdings Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Lien Kait Long             c/o 8/F, Paul Y. Centre, 51   Singapore           Executive Director, China
                           Hung To Road,                                      Strategic Holdings Limited;
                           Kwun Tong, Kowloon, Hong                          Director, China Energy
                           Kong                                               Holdings Limited;
                                                                             Director, B2B Ltd.;
                                                                             Director, Australia
                                                                              Net.com Limited;
                                                                             Director, China
                                                                              Pharmaceutical Industrial
                                                                             Director, Katmon Limited;
                                                                             Director, Carling
                                                                              International Limited;
                                                                             Director, Favour Leader
                                                                              Limited;
                                                                             Director, Kamthorn Limited;
                                                                             Non-Executive Director,
                                                                              China Development
                                                                              Corporation Limited.

David Edwin Bussmann       c/o 8/F, Paul Y. Centre, 51   USA                 Independent Non- Executive
                           Hung To Road,                                      Director, China Strategic
                           Kwun Tong, Kowloon,                                Holdings Limited.
                           Hong Kong

Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,     United Kingdom      Chairman and Chief
                           51 Hung To Road,                                   Executive Officer, China
                           Kwun Tong,                                         Strategic Holdings Limited;
                           Kowloon,                                          Non-Executive Director,
                           Hong Kong                                          Downer EDI Limited;
                                                                             Chairman, China
                                                                              Enterprises Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Construction Holdings
                                                                              (B.V.I.) Limited;
                                                                             Chairman, Paul Y. - ITC
                                                                              Construction Holdings
                                                                              Limited;
                                                                             Director, Hollyfield Group
                                                                              Limited;
                                                                             Chairman, Hanny Holdings
                                                                              Limited;
                                                                             Chairman, ITC Corporation
                                                                              Limited;
                                                                             Director, Galaxyway
                                                                              Investments Limited;
                                                                             Director, Chinaview
                                                                              International Limited;
                                                                             Director, Famex Investment
                                                                               Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,     United Kingdom      Alternate Director, China
                           51 Hung To Road,                                   Strategic Holdings Limited;
                           Kwun Tong, Kowloon,                               Director, Calisan
                           Hong Kong                                          Developments Limited;
                                                                             Director, Great Decision
                                                                              Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Investments Group Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Construction Holdings
                                                                              (B.V.I.) Limited;
                                                                             Deputy Chairman, Paul Y. -
                                                                              ITC Construction Holdings
                                                                              Limited;
                                                                             Director, Hollyfield Group
                                                                              Limited;
                                                                             Deputy Chairman, ITC
                                                                              Corporation Limited;
                                                                             Director, Famex Investment
                                                                              Limited;
                                                                             Director, Mankar Assets
                                                                              Limited;
                                                                             Chairman, Downer EDI
                                                                              Limited;
                                                                             Director, New World
                                                                              CyberBase Limited;
                                                                             Director, ITC Investment
                                                                              Holdings Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,     Australia           Executive Director, China
                           51 Hung To Road,                                   Strategic Holdings Limited;
                           Kwun Tong, Kowloon,                               Director, Burcon
                           Hong Kong                                          NutraScience Corporation;
                                                                             Executive Director, China
                                                                              Land Group Limited;
                                                                             Director, Calisan
                                                                              Developments Limited;
                                                                             Director, Great Decision
                                                                              Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Investments Group Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Construction Holdings

                                                                              (B.V.I.) Limited;
                                                                             Executive Director, Paul
                                                                              Y. - ITC Construction
                                                                              Holdings Limited;
                                                                             Director, Hollyfield Group
                                                                              Limited;
                                                                             Managing Director, ITC
                                                                              Corporation Limited;
                                                                             Executive Director, Star
                                                                              East Holdings Limited;
                                                                             Director, Mankar Assets
                                                                              Limited;
                                                                             Director, Famex Investment
                                                                              Limited;
                                                                             Director, ITC Investment
                                                                              Holdings Limited.

Richard, Siu Tsuen Lui     c/o 7/F, Paul Y. Centre,      Hong Kong           Alternate Director, China
                           51 Hung To Road,                                   Strategic Holdings Limited;
                           Kwun Tong,                                        Chief Financial Officer,
                           Kowloon,                                           Hanny Holdings Limited;
                           Hong Kong                                         Director, Hanny Magnetics
                                                                              (B.V.I.) Limited;
                                                                             Director, Powervote
                                                                              Technology Limited;
                                                                             Director, Well Orient
                                                                              Limited;
                                                                             Non-Executive Director,
                                                                              China Development
                                                                             Corporation Limited.

Choy Hok Man,                c/o 49/F, Bank of China           Canada         Independent Non-
Constance                    Tower, 1 Garden Road,                              Executive Director,
                             Hong Kong                                          China Strategic Holdings
                                                                                Limited;
                                                                              Independent Non-
                                                                                Executive Director,
                                                                                HiNet Holdings Limited;
                                                                              Independent Non-
                                                                                Executive Director,
                                                                                Shougang Concord
                                                                                Grand (Group) Limited;
                                                                              Independent Non-
                                                                                Executive Director,
                                                                                Shougang Concord
                                                                                International Enterprises
                                                                                Company Limited;
                                                                              Independent Non-
                                                                                Executive Director,
                                                                                Shougang Concord
                                                                                Technology Holdings
                                                                                Limited;
                                                                              Independent Non-
                                                                                Executive Director,
                                                                                Earnest Investments
                                                                                Holdings Limited.

Li Wa Kin                    c/o 8/F, Paul Y. Centre,          China            Executive Director, China
                             51 Hung To Road,                                     Strategic Holdings
                             Kwun Tong, Kowloon,                                  Limited.
                             Hong Kong

Chan Kwok Hung               c/o 27/F, Paul Y. Centre,         United           Alternate Director, China
                             51 Hung To Road,                  Kingdom            Strategic Holdings
                             Kwun Tong,                                           Limited;
                             Kowloon,                                           Chairman, China Land
                             Hong Kong                                            Group Limited;
                                                                              Executive Director,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                              Director, Hanny
                                                                                Magnetics  (B.V.I.)
                                                                                Limited;
                                                                              Executive Director, ITC
                                                                                Corporation Limited;
                                                                              Director, Famex
                                                                                Investment Limited.

Allan Yap                    c/o 7/F, Paul Y. Centre,          Canada           Vice Chairman, China
                             51 Hung To Road,                                     Strategic Holdings Limited;
                             Kwun Tong,                                         Vice Chairman, China
                             Kowloon,                                             Enterprises Limited;
                             Hong Kong                                          Director, Well Orient
                                                                                  Limited;
                                                                                Director, Powervote
                                                                                  Technology Limited;
                                                                                Director, Hanny Magnetics
                                                                                  (B.V.I.) Limited;
                                                                                Managing Director, Hanny
                                                                                  Holdings Limited;
                                                                                Executive Director, ITC
                                                                                  Corporation Limited;
                                                                                Chairman and Chief
                                                                                Executive Officer, Burcon
                                                                                  NutraScience Corporation.

                                  SCHEDULE II

                 Executive Officers and Directors of B2B Ltd.
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
                                                                             Conducted.

Name and Title             Business Address              Citizenship

Lien Kait Long             c/o 8/F, Paul Y. Centre, 51   Singapore           Director, B2B Ltd.;
                           Hung To Road,                                     Director, China Energy
                           Kwun Tong, Kowloon, Hong                            Holdings Limited;
                           Kong                                              Director, China
                                                                               Pharmaceutical Industrial
                                                                               Limited;
                                                                             Director, Australia
                                                                               Net.com Limited;
                                                                             Executive Director, China
                                                                               Strategic Holdings Limited;
                                                                             Director, Katmon Limited;
                                                                             Director, Carling
                                                                               International Limited;
                                                                             Director, Favour Leader
                                                                               Limited;
                                                                             Director, Kamthorn Limited;
                                                                             Non-Executive Director,
                                                                               China Development
                                                                               Corporation Limited.

Ho Kin Cheong, Kelvin      c/o 8/F, Paul Y. Centre, 51   Hong Kong           Director, B2B Ltd.;
                           Hung To Road,                                     Director, China Energy
                           Kwun Tong, Kowloon, Hong                            Holdings Limited;
                           Kong                                              Director, China
                                                                               Pharmaceutical

                                                                               Industrial
                                                                               Limited;
                                                                             Director, Katmon Limited;
                                                                             Director, Carling
                                                                               International Limited;
                                                                             Director, Kamthorn Limited.

                                 SCHEDULE III

       Executive Officers and Directors of Calisan Developments Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,        Australia          Director, Calisan
                           51 Hung To Road,                                      Developments Limited;
                           Kwun Tong, Kowloon,                                 Director, Burcon
                           Hong Kong                                             NutraScience Corporation;
                                                                               Executive Director, China
                                                                                 Land Group Limited;
                                                                               Director, Great Decision
                                                                                 Limited;
                                                                               Director, Paul Y. - ITC
                                                                                 Investments Group Limited;
                                                                               Director, Paul Y. - ITC
                                                                                 Construction Holdings
                                                                                 (B.V.I.) Limited;
                                                                               Executive Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                               Director, Hollyfield
                                                                                 Group Limited;
                                                                               Managing Director, ITC
                                                                                 Corporation Limited;
                                                                               Executive Director, Star
                                                                                 East Holdings Limited;
                                                                               Director, Mankar Assets
                                                                                 Limited;

                                                                               Director, Famex
                                                                                 Investment Limited;
                                                                               Executive Director, China
                                                                                 Strategic Holdings
                                                                                 Limited;
                                                                               Director, ITC Investment
                                                                                 Holdings Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Calisan
                           51 Hung To Road,                                    Developments Limited;
                           Kwun Tong,                                            Vice Chairman, China Land
                           Kowloon,                                              Group Limited;
                           Hong Kong                                           Executive Director, ITC
                                                                                 Corporation Limited;
                                                                               Director, Hollyfield
                                                                                 Group Limited;
                                                                               Managing Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                 Construction Holdings
                                                                                 (B.V.I.) Limited;
                                                                               Director, Famex
                                                                                 Investment Limited;
                                                                               Director, Mankar Assets
                                                                                 Limited;
                                                                               Director, Great Decision
                                                                                 Limited;
                                                                               Director, ITC Investment
                                                                                 Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                 Investments Group Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Calisan
                           51 Hung To Road,                                      Developments Limited;
                           Kwun Tong, Kowloon,                                 Alternate Director, China
                           Hong Kong                                             Strategic Holdings
                                                                                 Limited;
                                                                               Director, Great Decision
                                                                                 Limited;
                                                                               Director, Paul Y. -  ITC
                                                                                 Investments Group Limited;
                                                                               Director, Paul Y. - ITC

                                                                                 Construction Holdings
                                                                                 (B.V.I.) Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                 - ITC Construction
                                                                                 Holdings Limited;
                                                                               Director, Hollyfield
                                                                                 Group Limited;
                                                                                 Deputy Chairman, ITC
                                                                                 Corporation Limited;
                                                                               Director, Famex
                                                                                 Investment Limited;
                                                                               Director, Mankar Assets
                                                                                 Limited;
                                                                               Chairman, Downer EDI
                                                                                 Limited;
                                                                               Director, ITC Investment
                                                                                 Holdings Limited;
                                                                               Director, New World
                                                                                 CyberBase Limited.

                                  SCHEDULE IV

          Executive Officers and Directors of Great Decision Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Great Decision
                           51 Hung To Road,                                     Limited;
                           Kwun Tong, Kowloon,                                 Director, Calisan
                           Hong Kong                                            Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited;
                                                                               Alternate Director, China
                                                                                Strategic Holdings Limited;

                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Great Decision
                           51 Hung To Road,                                     Limited;
                           Kwun Tong, Kowloon,                                 Vice Chairman, China Land
                           Hong Kong                                            Group Limited;
                                                                               Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Managing Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,        Australia          Director, Great Decision
                           51 Hung To Road,                                     Limited;
                           Kwun Tong, Kowloon,                                 Director, Burcon
                           Hong Kong                                            NutraScience Corporation;
                                                                               Executive Director, China
                                                                                Land Group Limited;
                                                                               Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Paul Y. - ITC

                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, ITC
                                                                                Corporation Limited;
                                                                               Executive Director, Star
                                                                                East Holdings Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Executive Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited.

                                  SCHEDULE V

  Executive Officers and Directors of Paul Y. - ITC Investments Group Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Calisan
                           51 Hung To Road,                                     Developments Limited;
                           Kwun Tong,                                          Vice Chairman, China Land
                           Kowloon,                                             Group Limited;
                           Hong Kong                                           Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Paul Y. - ITC
                           51 Hung To Road,                                     Investments Group Limited;
                           Kwun Tong, Kowloon,                                 Director, Calisan
                           Hong Kong                                            Developments Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited;
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,        Australia          Director, Paul Y. - ITC
                           51 Hung To Road,                                     Investments Group Limited;
                           Kwun Tong,                                          Director, Burcon
                           Kowloon,                                             NutraScience Corporation;
                           Hong Kong                                           Executive Director, China
                                                                                Land Group Limited;
                                                                               Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, Paul Y. - ITC

                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, ITC
                                                                                Corporation Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Executive Director, Star
                                                                                East Holdings Limited;
                                                                               Executive Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited.

                                  SCHEDULE VI

Executive Officers and Directors of Paul Y. - ITC Construction Holdings (B.V.I.)
                        Limited as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                Principal Business or
                                                                Present Principal
                                                                Occupation or Employment
                                                                and, if Applicable, the
                                                                Name, Principal Business
                                                                Address of Any
                                                                Corporation or Other
                                                                Organization in Which
                                                                Said Employment is
                                                                Conducted.
Name and Title      Business Address            Citizenship
Chan Kwok Keung,    c/o 33/F, Paul Y. Centre,   United          Director, Paul Y. - ITC
Charles             51 Hung To Road,            Kingdom          Construction Holdings
                    Kwun Tong,                                   (B.V.I.) Limited;
                    Kowloon,                                    Non-Executive Director,
                    Hong Kong                                    Downer EDI Limited;
                                                                Chairman, China
                                                                 Enterprises Limited;
                                                                Chairman, Paul Y. - ITC
                                                                 Construction Holdings
                                                                 Limited;
                                                                Director, Hollyfield
                                                                 Group Limited;
                                                                Chairman, Hanny
                                                                 Holdings Limited;
                                                                Chairman, ITC
                                                                 Corporation Limited;
                                                                Director, Galaxyway
                                                                 Investments Limited;
                                                                Director, Chinaview
                                                                 International Limited;
                                                                Director, Famex
                                                                 Investment Limited;
                                                                Chairman and Chief
                                                                 Executive Officer,
                                                                 China Strategic
                                                                 Holdings Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Paul Y. - ITC
                           51 Hung To Road,                                     Construction Holdings
                           Kwun Tong, Kowloon,                                  (B.V.I.) Limited;
                           Hong Kong                                           Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited;
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited.

Chan Fut Yan                  c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Paul Y. - ITC
                              51 Hung To Road,                                   Construction Holdings
                              Kwun Tong,                                         (B.V.I.) Limited;
                              Kowloon,                                          Vice Chairman, China Land
                              Hong Kong                                          Group Limited;
                                                                                Director, Calisan
                                                                                 Developments Limited;
                                                                                Director, Great Decision
                                                                                 Limited;
                                                                                Managing Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                                Director, Hollyfield
                                                                                 Group Limited;
                                                                                Director, Famex
                                                                                 Investment Limited;
                                                                                Director, Mankar Assets
                                                                                 Limited;
                                                                                Executive Director, ITC
                                                                                 Corporation Limited;
                                                                                Director, ITC Investment
                                                                                 Holdings Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Investments Group Limited.

Chau Mei Wah, Rosanna         c/o 31/F, Paul Y. Centre,         Australia       Director, Paul Y. - ITC
                              51 Hung To Road,                                   Construction Holdings
                              Kwun Tong,                                         (B.V.I.) Limited;
                              Kowloon,                                          Director, Burcon
                              Hong Kong                                          NutraScience Corporation;
                                                                                Executive Director, China
                                                                                 Land Group Limited;
                                                                                Director, Calisan
                                                                                 Developments Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Investments Group Limited;
                                                                                Director, Great Decision
                                                                                 Limited;
                                                                                Executive Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;

                                                    Director, Hollyfield
                                                      Group Limited;
                                                    Managing Director, ITC
                                                      Corporation Limited;
                                                    Executive Director, Star
                                                      East Holdings Limited;
                                                    Director, Mankar Assets
                                                      Limited;
                                                    Director, Famex
                                                      Investment Limited;
                                                    Executive Director, China
                                                      Strategic Holdings
                                                      Limited;
                                                    Director, ITC Investment
                                                      Holdings Limited.

                                 SCHEDULE VII

Executive Officers and Directors of Paul Y. - ITC Construction Holdings Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
                                                                              Conducted.

Name and Title              Business Address               Citizenship
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Chairman, Paul Y. - ITC
                            51 Hung To Road,                                   Construction Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Non-Executive Director,
                            Hong Kong                                          Downer EDI Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                               Strategic Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Deputy Chairman, Paul Y. -
                            51 Hung To Road,                                   ITC Construction Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Calisan
                            Hong Kong                                          Developments Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Managing Director, Paul Y.
                            51 Hung To Road,                                   - ITC Construction
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Vice Chairman, China Land
                            Hong Kong                                          Group Limited;
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;

                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Director, ITC Investment
                                                                              Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                              Investments Group Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Executive Director, Paul
                            51 Hung To Road,                                   Y. - ITC Construction
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Director, Burcon
                            Hong Kong                                          NutraScience Corporation;
                                                                              Executive Director, China
                                                                               Land Group Limited;
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Managing Director, ITC
                                                                               Corporation Limited;
                                                                              Executive Director, Star
                                                                               East Holdings Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Cheung Ting Kau, Vincent    c/o 15/F, Alexandra House,     United Kingdom     Independent Non-Executive
                            16-20 Chater Road,                                 Director, Paul Y. - ITC
                            Central, Hong Kong                                Construction Holdings
                                                                               Limited;
                                                                              Executive Director,

                                                                               Global Food Culture Group
                                                                               Limited;
                                                                              Non-Executive Director,
                                                                               Gold Peak Industries
                                                                               (Holdings) Limited;
                                                                              Non-Executive Director,
                                                                               Techtronic Industries
                                                                               Company Limited;
                                                                              Independent Non-Executive
                                                                               Director, Datatronic
                                                                               Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, Sing Pao Media
                                                                               Group Limited.
Kwok Shiu Keung, Ernest     c/o Room 1006,                 Australia          Independent Non- Executive
                            Wing On Centre,                                    Director, Paul Y. - ITC
                            111 Connaught Road Central,                        Construction Holdings
                            Hong Kong                                          Limited.


Cheung Hon Kit              c/o 27/F, Paul Y. Centre,      Hong Kong          Non-Executive Director,
                            51 Hung To Road,                                   Hanny Holdings Limited;
                            Kwun Tong,                                        Executive Director, ITC
                            Kowloon,                                           Corporation Limited;
                            Hong Kong                                         Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, Asean Resources
                                                                               Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, Panva Gas
                                                                               Holdings Limited;
                                                                              Director, hkcyber.com
                                                                               (Holdings) Limited;
                                                                              Executive Vice Chairman,
                                                                               China Land Group Limited.

                                 SCHEDULE VIII

          Executive Officers and Directors of Hollyfield Group Limited
                             as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,        United Kingdom     Director, Hollyfield
                           51 Hung To Road,                                     Group Limited;
                           Kwun Tong,                                          Non-Executive Director,
                           Kowloon,                                             Downer EDI Limited;
                           Hong Kong                                           Chairman, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                Limited;
                                                                               Chairman, China
                                                                                Enterprises Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Chairman, Hanny
                                                                                Holdings Limited;
                                                                               Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Galaxyway
                                                                                Investments Limited;
                                                                               Director, Chinaview
                                                                                International Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Chairman and Chief
                                                                                Executive Officer,
                                                                                China Strategic
                                                                                Holdings Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,        United             Director, Hollyfield

                           51 Hung To Road,                 Kingdom             Group Limited;
                           Kwun Tong, Kowloon,                                 Director, Calisan
                           Hong Kong                                            Developments
                                                                                Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group
                                                                                Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Deputy Chairman, Paul
                                                                                Y.- ITC Construction
                                                                                Holdings Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited;
                                                                               Alternate Director,
                                                                                China Strategic
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited;
                                                                               Director, ITC
                                                                                Investment Holdings
                                                                                 Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Hollyfield
                           51 Hung To Road,                                     Group Limited;
                           Kwun Tong,                                           Vice Chairman, China
                           Kowloon,                                             Land Group Limited;
                           Hong Kong                                           Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Managing Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;

                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group
                                                                                Limited;
                                                                               Director, ITC
                                                                                Investment Holdings
                                                                                Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,        Australia          Director, Hollyfield
                           51 Hung To Road,                                     Group Limited;
                           Kwun Tong,                                          Director, Burcon
                           Kowloon,                                             NutraScience
                           Hong Kong                                            Corporation;
                                                                               Executive Director,
                                                                                China Land Group
                                                                                Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group
                                                                                Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Managing Director, ITC
                                                                                Corporation Limited;
                                                                               Executive Director, Star
                                                                                East Holdings Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, ITC
                                                                                Investment Holdings
                                                                                Limited;
                                                                               Executive Director,
                                                                                China Strategic
                                                                                Holdings Limited.

                                  SCHEDULE IX

            Executive Officers and Directors of Well Orient Limited
                             as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Allan Yap                  c/o 7/F, Paul Y. Centre,      Canada              Director, Well Orient
                           51 Hung To Road,                                   Limited;
                           Kwun Tong,                                        Vice Chairman, China
                           Kowloon,                                           Enterprises Limited;
                           Hong Kong                                         Director, Powervote
                                                                              Technology Limited;
                                                                             Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Managing Director,
                                                                              Hanny Holdings
                                                                              Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Chairman and Chief
                                                                              Executive Officer,
                                                                              Burcon NutraScience
                                                                              Corporation;
                                                                             Vice Chairman, China
                                                                              Strategic Holdings
                                                                              Limited.

Richard, Siu Tsuen Lui     c/o 7/F, Paul Y. Centre,      Hong Kong           Director, Well Orient
                           51 Hung To Road,                                   Limited;
                           Kwun Tong,                                        Director, Powervote
                           Kowloon,                                           Technology Limited;
                           Hong Kong                                         Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Chief Financial Officer,
                                                                              Hanny Holdings
                                                                              Limited;
                                                                             Non-Executive Director,
                                                                              China Development
                                                                              Corporation Limited;
                                                                             Alternate Director, China
                                                                              Strategic Holdings
                                                                              Limited.

                                   SCHEDULE X

        Executive Officers and Directors of Powervote Technology Limited
                             as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Allan Yap                  c/o 7/F, Paul Y. Centre,      Canada              Director, Powervote
                           51 Hung To Road,                                   Technology Limited;
                           Kwun Tong,                                        Vice Chairman, China
                           Kowloon,                                           Enterprises Limited;
                           Hong Kong                                         Director, Well Orient
                                                                              Limited;
                                                                             Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Managing Director,
                                                                              Hanny Holdings
                                                                              Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Chairman and Chief
                                                                              Executive Officer,
                                                                              Burcon NutraScience
                                                                              Corporation;
                                                                             Vice Chairman, China
                                                                             Strategic Holdings
                                                                             Limited.

Richard, Siu Tsuen Lui     c/o 7/F, Paul Y. Centre,      Hong Kong           Director, Powervote
                           51 Hung To Road,                                   Technology Limited;
                           Kwun Tong,                                        Director, Well Orient
                           Kowloon,                                           Limited;
                           Hong Kong                                         Director, Hanny
                                                                              Magnetics (B.V.I.)

                                                                              Limited;
                                                                             Chief Financial Officer,
                                                                              Hanny Holdings
                                                                              Limited;
                                                                             Non-Executive Director,
                                                                              China Development
                                                                              Corporation Limited;
                                                                             Alternate Director, China
                                                                              Strategic Holdings
                                                                              Limited.

                                  SCHEDULE XI

     Executive Officers and Directors of Hanny Magnetics (B.V.I.) Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Allan Yap                  c/o 7/F, Paul Y. Centre,         Canada             Director, Well Orient
                           51 Hung To Road,                                     Limited;
                           Kwun Tong,                                          Vice Chairman, China
                           Kowloon,                                             Enterprises Limited;
                           Hong Kong                                           Director, Powervote
                                                                                Technology Limited;
                                                                               Director, Hanny Magnetics
                                                                                (B.V.I.) Limited;
                                                                               Managing Director, Hanny
                                                                                Holdings Limited;
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Chairman and Chief
                                                                                Executive Officer, Burcon
                                                                                NutraScience Corporation;
                                                                               Vice Chairman, China
                                                                                Strategic Holdings
                                                                                Limited.

Chan Kwok Hung             c/o 27/F, Paul Y. Centre,        United Kingdom     Director, Hanny Magnetics
                           51 Hung To Road,                                     (B.V.I.) Limited;
                           Kwun Tong,                                          Chairman, China Land
                           Kowloon,                                             Group Limited;
                           Hong Kong

                                                                               Executive Director, Hanny
                                                                                Holdings Limited;
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited.

Richard, Siu Tsuen Lui     c/o 7/F, Paul Y. Centre,         Hong Kong          Director, Hanny Magnetics
                           51 Hung To Road,                                     (B.V.I.) Limited;
                           Kwun Tong,                                          Director, Powervote
                           Kowloon,                                             Technology Limited;
                           Hong Kong                                           Director, Well Orient
                                                                                Limited;
                                                                               Chief Financial Officer,
                                                                                Hanny Holdings Limited;
                                                                               Non-Executive Director,
                                                                                China Development
                                                                                Corporation Limited;
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited.

                                 SCHEDULE XII

          Executive Officers and Directors of Hanny Holdings Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Richard, Siu Tsuen Lui      c/o 7/F, Paul Y. Centre,       Hong Kong          Chief Financial Officer,
                            51 Hung To Road,                                    Hanny Holdings Limited;
                            Kwun Tong,                                        Director, Hanny Magnetics
                            Kowloon,                                            (B.V.I.) Limited;
                            Hong Kong                                         Director, Powervote
                                                                                Technology Limited;
                                                                              Director, Well Orient
                                                                                Limited;
                                                                              Non-Executive Director,
                                                                                China Development
                                                                                Corporation Limited;
                                                                              Alternate Director, China
                                                                                Strategic Holdings Limited.

Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                            Downer EDI Limited;
                            Hong Kong                                         Chairman, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                Limited;
                                                                              Chairman, China
                                                                                Enterprises Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Construction Holdings

                                                                                (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                                Limited;
                                                                              Chairman, ITC Corporation
                                                                                Limited;
                                                                              Director, Galaxyway
                                                                                Investments Limited;
                                                                              Director, Chinaview
                                                                                International Limited;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Chairman and Chief
                                                                                Executive Officer, China
                                                                                Strategic Holdings Limited.

Allan Yap                   c/o 7/F, Paul Y. Centre,       Canada             Director, Well Orient
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Vice Chairman, China
                            Kowloon,                                            Enterprises Limited;
                            Hong Kong                                         Director, Powervote
                                                                                Technology Limited;
                                                                              Director, Hanny Magnetics
                                                                                (B.V.I.) Limited;
                                                                              Managing Director, Hanny
                                                                                Holdings Limited;
                                                                              Executive Director, ITC
                                                                                Corporation Limited;
                                                                              Chairman and Chief
                                                                                Executive Officer, Burcon
                                                                                NutraScience Corporation;
                                                                              Vice Chairman, China
                                                                                Strategic Holdings Limited.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,      United Kingdom     Director, Hanny Magnetics
                            51 Hung To Road,                                    (B.V.I.) Limited;
                            Kwun Tong,                                        Chairman, China Land Group
                            Kowloon,                                            Limited;
                            Hong Kong                                         Executive Director, Hanny
                                                                                Holdings Limited;
                                                                              Executive Director, ITC
                                                                                Corporation Limited;
                                                                              Alternate Director, China

                                                                                Strategic Holdings Limited;
                                                                              Director, Famex Investment
                                                                                Limited.

Cheung Kwok Wah, Ken        c/o 7/F,                       United Kingdom     Executive Director, Hanny
                            Paul Y. Centre,                                     Holdings Limited;
                            51 Hung To Road,                                  Executive Director, ITC
                            Kwun Tong, Kowloon,                                 Corporation Limited;
                            Hong Kong                                         Vice Chairman, Sing Pao
                                                                                Media Group Limited.

Yuen Tin Fan, Francis       c/o 42/F, Hong Kong PCCW       United Kingdom     Independent Non-Executive
                            Tower, Taikoo Place,                                Director, Hanny Holdings
                            Quarry Bay,                                         Limited.
                            Hong Kong

Fok Kin Ning, Canning       c/o 22/F, Hutchison House,     Australia          Non-Executive Director,
                            10 Harcourt Road,                                   Hanny Holdings Limited;
                            Hong Kong                                         Group Managing Director,
                                                                                Hutchison Whampoa Limited;
                                                                              Deputy Chairman, Cheung
                                                                                Kong Infrastructure
                                                                                Holdings Limited;
                                                                              Deputy Chairman, Hongkong
                                                                                Electric Holdings Limited;
                                                                              Non-Executive Director,
                                                                                Downer EDI Limited;
                                                                              Executive Director, Cheung
                                                                                Kong (Holdings) Limited.

Ip Tak Chuen, Edmond        c/o 8/F, Cheung Kong Centre,   United Kingdom     Non-Executive Director,
                            2 Queen's Road Central,                             Hanny Holdings Limited;
                            Hong Kong                                         Executive Director, Cheung
                                                                                Kong (Holdings) Limited;
                                                                              Executive Director, Cheung
                                                                                Kong Infrastructure
                                                                                Holdings Limited;
                                                                              Non-Executive Director,
                                                                                tom.com limited.

Cheung Hon Kit              c/o 27/F, Paul Y. Centre,      Hong Kong          Non-Executive Director,
                            51 Hung To Road,                                    Hanny Holdings Limited;
                            Kwun Tong,                                        Executive Director, ITC
                            Kowloon,                                            Corporation Limited;
                            Hong Kong                                         Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                              Independent Non-Executive
                                                                                Director, Asean Resources
                                                                                Holdings Limited;
                                                                              Independent Non-Executive
                                                                                Director, Panva Gas
                                                                                Holdings Limited;
                                                                              Director, hkcyber.com
                                                                                (Holdings) Limited;
                                                                              Executive Vice Chairman,
                                                                                China Land Group Limited.

Ma Si Hang, Frederick       c/o 42/F, PCCW Tower,          Canada             Independent Non-Executive
                            Taikoo Place,                                       Director, Hanny Holdings
                            Quarry Bay,                                         Limited;
                            Hong Kong                                         Executive Director and
                                                                                member of Executive
                                                                                Committee of Pacific
                                                                                Century CyberWorks Limited.

Tsang Link Carl, Brian      c/o 9/F, The Bank of East      Hong Kong          Independent Non-Executive
                            Asia Building, 10 Des Voeux                         Director, Hanny Holdings
                            Road, Central,                                      Limited;
                            Hong Kong                                         Partner, Iu, Lai & Li,
                                                                                Solicitors and Notaries.

Dorothy Law                 c/o 7/F, Paul Y. Centre,       Canada             Corporate Counsel, Hanny
                            51 Hung To Road,                                    Holdings Limited;
                            Kwun Tong,                                        Director, China
                            Kowloon,                                            Enterprises Limited;
                            Hong Kong                                         Director and Vice
                                                                                President, Legal and
                                                                                Corporate Secretary,
                                                                                Burcon NutraScience
                                                                                Corporation.

                                 SCHEDULE XIII

         Executive Officers and Directors of Famex Investment Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                            Downer EDI Limited;
                            Hong Kong                                         Chairman, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                Limited;
                                                                              Chairman, China
                                                                                Enterprises Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                                Limited;
                                                                              Chairman, ITC Corporation
                                                                                Limited;
                                                                              Director, Galaxyway
                                                                                Investments Limited;
                                                                              Director, Chinaview
                                                                                International Limited;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Chairman and Chief
                                                                                Executive Officer, China
                                                                                Strategic Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Vice Chairman, China Land
                            Kowloon,                                            Group Limited;
                            Hong Kong                                         Director, Calisan
                                                                                Developments Limited;
                                                                              Managing Director, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                                Limited;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Director, Mankar Assets
                                                                                Limited;
                                                                              Executive Director, ITC
                                                                                Corporation Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                              Director, ITC Investment
                                                                                Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                            Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                              Director, Great Decision
                                                                                Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                                ITC Construction Holdings
                                                                                Limited;
                                                                              Deputy Chairman, ITC
                                                                                Corporation;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Director, Mankar Assets
                                                                                Limited;
                                                                              Chairman, Downer EDI
                                                                                Limited;

                                                                              Alternate Director, China
                                                                                Strategic Holdings Limited;
                                                                              Director, New World
                                                                                CyberBase Limited;
                                                                              Director, ITC Investment
                                                                                Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Director, Famex Investment
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Director, Burcon
                            Kowloon,                                            NutraScience Corporation;
                            Hong Kong                                         Executive Director, China
                                                                                Land Group Limited;
                                                                              Director, Calisan
                                                                                Developments Limited;
                                                                              Managing Director, ITC
                                                                                Corporation Limited;
                                                                              Executive Director, Star
                                                                                East Holdings Limited;
                                                                              Director, Hollyfield Group
                                                                                Limited;
                                                                              Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                              Director, Great Decision
                                                                                Limited;
                                                                              Director, Mankar Assets
                                                                                Limited;
                                                                              Director, ITC Investment
                                                                                Holdings Limited;
                                                                              Executive Director, China
                                                                                Strategic Holdings Limited.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,      United Kingdom     Director, Hanny Magnetics
                            51 Hung To Road,                                    (B.V.I.) Limited;
                            Kwun Tong,                                        Chairman, China Land Group
                            Kowloon,                                            Limited;
                            Hong Kong                                         Executive Director,

                                                                                Hanny Holdings Limited;
                                                                              Executive Director, ITC
                                                                                Corporation Limited;
                                                                              Alternate Director, China
                                                                                Strategic Holdings Limited;
                                                                              Director, Famex Investment
                                                                                Limited.

                                 SCHEDULE XIV

           Executive Officers and Directors of Mankar Assets Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                            Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                              Director, Great Decision
                                                                                Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                                ITC Construction Holdings
                                                                                Limited;
                                                                              Deputy Chairman, ITC
                                                                                Corporation;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Director, Mankar Assets
                                                                                Limited;
                                                                              Chairman, Downer EDI
                                                                                Limited;
                                                                              Alternate Director, China
                                                                                Strategic Holdings Limited;

                                                                              Director, New World
                                                                                CyberBase Limited;
                                                                              Director, ITC Investment
                                                                                Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Director, Mankar Assets
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Director, Burcon
                            Kowloon,                                            NutraScience Corporation;
                            Hong Kong                                         Executive Director, China
                                                                                Land Group Limited;
                                                                              Director, Calisan
                                                                                Developments Limited;
                                                                              Managing Director, ITC
                                                                                Corporation Limited;
                                                                              Director, Hollyfield Group
                                                                                Limited;
                                                                              Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                              Director, Great Decision
                                                                                Limited;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Executive Director, Star
                                                                                East Holdings Limited;
                                                                              Director, ITC Investment
                                                                                Holdings Limited;
                                                                              Executive Director, China
                                                                                Strategic Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Mankar Assets
                            51 Hung To Road,                                    Limited;
                            Kwun Tong,                                        Director, Hollyfield Group
                            Kowloon,                                            Limited;
                            Hong Kong                                         Vice Chairman, China Land
                                                                                Group Limited;
                                                                              Director, Calisan
                                                                                Developments Limited;
                                                                              Managing Director, Paul

                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                                Limited;
                                                                              Director, Famex Investment
                                                                                Limited;
                                                                              Executive Director, ITC
                                                                                Corporation Limited;
                                                                              Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                              Director, ITC Investment
                                                                                Holdings Limited.

                                  SCHEDULE XV

          Executive Officers and Directors of ITC Corporation Limited
                             as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield
                            51 Hung To Road,                                   Group Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited;
                            Hong Kong                                         Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny
                                                                               Holdings Limited;
                                                                              Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex
                                                                               Investment Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer,
                                                                               China Strategic
                                                                               Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield
                            51 Hung To Road,                                   Group Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Deputy Chairman, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Famex
                                                                               Investment Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings
                                                                               Limited;
                                                                              Director, New World
                                                                               CyberBase Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield
                            51 Hung To Road,                                   Group Limited;
                            Kwun Tong,                                        Vice Chairman, China
                            Kowloon,                                           Land Group Limited;
                            Hong Kong                                         Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Director, Famex
                                                                               Investment Limited;

                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.
Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Managing Director, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong,                                        Director, Burcon
                            Kowloon,                                           NutraScience Corporation;
                            Hong Kong                                         Executive Director, China
                                                                               Land Group Limited;
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Executive Director, Star
                                                                               East Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited.

Cheung Kwok Wah, Ken        c/o 7/F, Paul Y. Centre,       United Kingdom     Executive Director, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong, Kowloon,                               Executive Director, Hanny
                            Hong Kong                                          Holdings Limited;
                                                                              Vice Chairman, Sing Pao

                                                                               Media Group Limited.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,      United Kingdom     Director, Hanny Magnetics
                            51 Hung To Road,                                   (B.V.I.) Limited;
                            Kwun Tong,                                        Chairman, China Land Group
                            Kowloon,                                           Limited;
                            Hong Kong                                         Executive Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, Famex Investment
                                                                               Limited.

Allan Yap                   c/o 7/F, Paul Y. Centre,       Canada             Director, Well Orient
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Vice Chairman, China
                            Kowloon,                                           Enterprises Limited;
                            Hong Kong                                         Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Hanny Magnetics
                                                                               (B.V.I.) Limited;
                                                                              Managing Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, Burcon
                                                                               NutraScience Corporation;
                                                                              Vice Chairman, China
                                                                               Strategic Holdings Limited.

Wong Kun To                 c/o 29/F, Paul Y. Centre,      Canada             Executive Director, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong,                                        Managing Director, Star
                            Kowloon,                                           East Holdings Limited;
                            Hong Kong                                         Executive Director, Sing
                                                                               Pao Media Group Limited.

Dominic Lai                 c/o 9/F and 15/F,              China              Independent Non-

                            The Bank of East Asia                              Executive Director, ITC
                            Building, 10 Des Voeux Road,                       Corporation Limited;
                            Central, Hong Kong                                Senior Partner, Iu, Lai &
                                                                               Li, Solicitors and
                                                                               Notaries.

Cheung Hon Kit              c/o 27/F, Paul Y. Centre,      Hong Kong          Non-Executive Director,
                            51 Hung To Road,                                   Hanny Holdings Limited;
                            Kwun Tong,                                        Executive Director, ITC
                            Kowloon,                                           Corporation Limited;
                            Hong Kong                                         Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, Asean Resources
                                                                               Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, Panva Gas
                                                                               Holdings Limited;
                                                                              Director, hkcyber.com
                                                                               (Holdings) Limited;
                                                                              Executive Vice Chairman,
                                                                               China Land Group Limited.

Chuck, Winston Calptor      c/o 10/F, Hong Kong Trade      British            Independent Non-Executive
                            Centre,                                            director, ITC Corporation
                            161 Des Voeux Road Central,                        Limited.
                            Hong Kong

                                  SCHEDULE XVI

       Executive Officers and Directors of Galaxyway Investments Limited
                             as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited;
                            Hong Kong                                         Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                               Strategic Holdings Limited.

                                 SCHEDULE XVII

      Executive Officers and Directors of Chinaview International Limited
                            as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited;
                            Hong Kong                                         Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                              Strategic Holdings Limited.

                                 SCHEDULE XVIII

      Executive Officers and Directors of ITC Investment Holdings Limited
                             as of January 30, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 4 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                               Director, Great Decision
                                                                               Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                               ITC Construction Holdings
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited;

                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Director, Mankar Assets
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Burcon
                            Kowloon,                                           NutraScience Corporation;
                            Hong Kong                                         Executive Director, China
                                                                               Land Group Limited;
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, ITC
                                                                               Corporation Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                               Director, Great Decision
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Executive Director, Star
                                                                               East Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited.

Chan Fut Yan                  c/o 31/F, Paul Y. Centre,     United Kingdom    Director, Hollyfield Group
                                  51 Hung To Road,                             Limited;
                                     Kwun Tong,                               Vice Chairman, China Land
                                      Kowloon,                                 Group Limited;
                                      Hong Kong                               Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, Paul Y.
                                                                               - ITC Construction
                                                                               Holdings Limited;

                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

                                 SCHEDULE XIX

             Principal Business Addresses and Principal Businesses

------------------------------------------------------------------------------------------------------------------
Name                             Principal Business Address                Principal Business
----                             --------------------------                ------------------
------------------------------------------------------------------------------------------------------------------
1.  Asean Resources              39/F, New World Tower 1,                  Property development and investment,
Holdings Limited                 18 Queen's Road, Central                  construction, and hotels.
                                 Hong Kong

------------------------------------------------------------------------------------------------------------------
2.  Australia Net.com            8/F, Paul Y. Centre, 51 Hung To Road,     Investment holding.
Limited                          Kwun Tong, Kowloon, Hong Kong

------------------------------------------------------------------------------------------------------------------
3.  Burcon NutraScience          1946 West Broadway, Vancouver,            Development of commercial canola
Corporation                      British Columbia, V6J 1Z2, Canada         protein.  Burcon's proprietary
                                                                           extraction process uses canola meal to
                                                                           yield a high quality, cost-effective
                                                                           plant-based protein.

------------------------------------------------------------------------------------------------------------------
4.  Carling                      8/F, Paul Y. Centre, 51 Hung To Road,     Investment holding.
International Limited            Kwun Tong, Kowloon, Hong Kong

------------------------------------------------------------------------------------------------------------------
5.  Cheung Kong                  7th Floor, Cheung Kong Center             Investment holding and project
(Holdings) Limited               2 Queen's Road Central                    management, real estate property
                                 Hong Kong                                 development and investment, real
                                                                           estate agency and management,
                                                                           securities trading, container
                                                                           terminals, retain and manufacturing,
                                                                           telecommunications, infrastructure
                                                                           projects and hotels.

------------------------------------------------------------------------------------------------------------------
6.  Cheung Kong                  12th Floor, Cheung Kong Center            Infrastructure development, investment
Infrastructure Holdings          2 Queen's Road Central                    and management, mainly on power
Limited                          Hong Kong                                 plants, toll roads and toll bridges in
                                                                           China, as well as its infrastructure
                                                                           materials business in cement,
                                                                           concrete, asphalt and aggregates in
                                                                           Hong Kong, China and throughout Asia.

------------------------------------------------------------------------------------------------------------------
7.  China Land Group             27/F, Paul Y. Centre, 51 Hung To          Investment holding with property
Limited                          Road, Kwun Tong, Kowloon, Hong Kong       interests in trading and development,
                                                                           hotel operation and toll-road
                                                                           development.

------------------------------------------------------------------------------------------------------------------
8.  China Development            Unit 2301-2, 23/F SUP Tower, 75-83        Investment holding and the provision
Corporation Limited              King's Road, North Point, Hong Kong       of management, financial and technical
                                                                           services to affiliated companies.

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
9.  China Energy                 8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
Holdings Limited                 Kwun Tong, Kowloon, Hong Kong

------------------------------------------------------------------------------------------------------------------
10.  China                       8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
Pharmaceutical                   Kwun Tong, Kowloon, Hong Kong
Industrial Limited

------------------------------------------------------------------------------------------------------------------
11.  China Enterprises           8/F Paul Y. Centre, 51 Hung To Road,      Manufactures and sells tires and other
Limited                          Kwun Tong, Kowloon, Hong Kong             rubber products in both China and
                                                                           other countries.

------------------------------------------------------------------------------------------------------------------
12.  Datatronic Holdings         15/F North Point Industrial Building,     Design, manufacture and sale of
Limited                          499 King's Road, North Point, Hong        magnetics commonly used in consumer
                                 Kong                                      electronics, telecommunication
                                                                           equipment, data processing appliances
                                                                           and other electronics systems for
                                                                           coupling, isolation, filtering,
                                                                           interfacing and timing control
                                                                           applications.

------------------------------------------------------------------------------------------------------------------
13.  Downer EDI Limited          Level 3, 190 George Street, Sydney,       Infrastructure services, contract
                                 NSW 2000, Australia                       drilling, contract mining, civil
                                                                           engineering, power services,
                                                                           telecommunication services and rail
                                                                           services.

------------------------------------------------------------------------------------------------------------------
14.  Favour Leader               8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
Limited                          Kwun Tong, Kowloon, Hong Kong

------------------------------------------------------------------------------------------------------------------
15.  Global Food Culture         23rd Floor, Emperor Group Centre          Operation of restaurants in Asia.
Group Limited                    288 Hennessey Road
                                 Wanchai, Hong Kong

------------------------------------------------------------------------------------------------------------------
16.  Gold Peak                   8/F Gold Peak Building                    Manufacture and sale of batteries,
Industries (Holdings)            30-34 Kwai Wing Road                      electrical installation products,
Limited                          Kwai Chung NT                             automotive electronics, cable
                                 Hong Kong                                 products, loudspeakers and high
                                                                           precision parts and components.

------------------------------------------------------------------------------------------------------------------
17.  HiNet Holdings              Suites 3910-3911 Jardine House            Provision of telecommunication and
Limited                          1 Connaught Place                         Internet network engineering and
                                 Central Hong Kong                         related services, and leasing of
                                                                           fibre-optic network.

------------------------------------------------------------------------------------------------------------------
18.  Hongkong Electric           Electric Centre, 28 City Garden Road      Holding company with interests in
Holdings Limited                 Hong Kong                                 energy utilities in Hong Kong and
                                                                           elsewhere, engineering consulting, and
                                                                           property development.

------------------------------------------------------------------------------------------------------------------
19.  Hutchison Whampoa           22nd Floor, Hutchison House               Investment holding company with
Limited                          10 Harcourt Road                          diversified operations in
                                 Hong Kong                                 telecommunications, property, ports,
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                           retail and manufacturing, energy and
                                                                           infrastructure.

------------------------------------------------------------------------------------------------------------------
20.  Iu, Lai & Li                9th and 15th Floors,                      Solicitors and Notaries
                                 The Bank of East Asia Bldg.,
                                 10 Des Voeux Road Central
                                 Hong Kong

------------------------------------------------------------------------------------------------------------------
21.  Kamthorn Limited            8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
                                 Kwun Tong, Kowloon, Hong Kong

------------------------------------------------------------------------------------------------------------------
22.  Katmon Limited              8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
                                 Kwun Tong, Kowloon, Hong Kong

------------------------------------------------------------------------------------------------------------------
23.  New World CyerBase          37/F New World Tower, 18 Queen's Road     Develop and operate information
Limited                          Central, Hong Kong                        technology business, research and
                                                                           development of connectivity services,
                                                                           e-commerce and software development.

------------------------------------------------------------------------------------------------------------------
24.  Pacific Century             39/F, PCCW Tower, Taikoo Place,           Provision of international, local and
CyberWorks Limited               979 King's Road,                          mobile telecommunications service,
                                 Quarry Bay, Hong Kong                     Internet and interactive multimedia
                                                                           services, the sale and rental of
                                                                           telecommunications equipment, and the
                                                                           provision of computer, engineering and
                                                                           other technical services, mainly in
                                                                           Hong Kong; investment in and
                                                                           development of technology-related
                                                                           businesses; and investment in and
                                                                           development of infrastructure and
                                                                           properties in Hong Kong and elsewhere
                                                                           in the PRC.

------------------------------------------------------------------------------------------------------------------
25.  Panva Gas Holdings          Room 2501-2502, Vicwood Plaza             The main activities include the sale
Limited                          199 Des Voeux Road Central                of liquefied natural gas in the bulk
                                 Hong Kong                                 and in cylinders, the provision of
                                                                           piped gas, and the sale of liquefied
                                                                           natural gas household appliances.

------------------------------------------------------------------------------------------------------------------
26.  hkcyber.com                 41st Floor, CEF Life Tower                hkcyber.com (Holdings) Limited is a
(Holdings) Limited               248 Queen's Road East                     Chinese-language content provider
                                 Wanchai, Hong Kong                        which provides news update, financial
                                                                           news update, fortune telling, horse
                                                                           racing information, leisure,
                                                                           entertainment news and sports news.
                                                                           It is also a platform provider,
                                                                           providing an array of community
                                                                           services such as chat rooms and
                                                                           message board.

------------------------------------------------------------------------------------------------------------------
27.  Shougang Concord            7/F First Pacific Bank Centre             Property investment; management and
Grand (Group) Limited            56 Gloucester Road                        development; investment holding; and
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                 Wanchai                                   provision of financial services.
                                 Hong Kong

------------------------------------------------------------------------------------------------------------------
28.  Shougang Concord            7/F First Pacific Bank Centre             Manufacturing, sale and trading of
International                    56 Gloucester Road                        steel products; rebar stockholding;
Enterprises Company              Wanchai                                   transportation and shipping; rental
Limited                          Hong Kong                                 income.

------------------------------------------------------------------------------------------------------------------
29.  Shougang Concord            Unit 4-9 & 15-18                          Manufacture and sale of telephone
Technology Holdings              10/F Honour Industrial Centre             cords and accessories, power cords,
Limited                          6 Sun Yip Street                          adaptors and electronic products, high
                                 Chai Wan Hong Kong                        precision components for computers,
                                                                           printed circuit boards; freight
                                                                           forwarding & delivery services.

------------------------------------------------------------------------------------------------------------------
30.  Sing Pao Media              7/F, Sing Pao Building, 101 King's        Media and publishing business "Sing
Group Limited                    Road, North Point, Hong Kong              Pao Daily News" and "Wide Angle
                                                                           Magazine".  Provide multimedia
                                                                           entertainment and life-style
                                                                           information to the Chinese community
                                                                           worldwide.

------------------------------------------------------------------------------------------------------------------
31.  Star East Holdings          29th Floor, Paul Y. Centre                Engaged in entertainment-related
Limited                          51 Hung To Road, Kwun Tong, Kowloon,      business, including the franchising
                                 Hong Kong                                 and operation of "Planet Hollywood"
                                                                           theme restaurants in Asia Pacific and
                                                                           "Star East" entertainment complexes
                                                                           and "Star East" theme cafes worldwide,
                                                                           the trading of merchandise, strategic
                                                                           investment in Sing Pao Media Group
                                                                           Limited (a global Chinese internet
                                                                           content provider on entertainment and
                                                                           life-style information), production of
                                                                           movies, television drama series,
                                                                           documentary and infotainment
                                                                           programmes and property investment and
                                                                           development.

------------------------------------------------------------------------------------------------------------------
32.  Techtronic                  Units B-F 24/F CDW Building               Manufacture and trading of
Industries Company               388 Castle Peak Road                      rechargeable power tools, floor care
Limited                          Tsuen Wan                                 equipment, solar powered and
                                 New Territories Hong Kong                 electronic products, personal and
                                                                           health care products and kitchenware
                                                                           products.

------------------------------------------------------------------------------------------------------------------
33.  tom.com limited             48th Floor, The Center,                   TOM.COM LIMITED is an Internet content
                                 99 Queen's Road Central,                  provider operating a mega-portal to
                                 Hong Kong                                 provide broad "China Experience"
                                                                           content and e-commerce to the world
                                                                           and "Lifestyle for Chinese" content
                                                                           and e-commerce to the worldwide
                                                                           Chinese population
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                           both in the Greater China region and
                                                                           overseas Chinese speaking communities.

------------------------------------------------------------------------------------------------------------------
34.  Earnest Investments         Room 2002 Tung Ning Building              Investments in listed and unlisted
Holdings Limited                 2 Hillier Street, Sheung Wan              companies in Hong Kong and the PRC.
                                 Hong Kong

------------------------------------------------------------------------------------------------------------------

                                 EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

1. Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan Sang Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce Limited, B2B Ltd., the owner of PacificNet.com, LLC and PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

2. Supplement to the Share Exchange Agreement, dated as of April 29, 2000, among Creative Master International, Inc., PacificNet.com, LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

4. Sale and Purchase Agreement dated September 28, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision Limited (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

5. Sale and Purchase Agreement dated September 26, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6. Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

8. Joint Filing Agreement dated January 30, 2002 among the reporting persons listed on this Amendment No. 4